Exhibit 10.2

July 7, 2004

Dear Cindie,

Congratulations! On behalf of Kevin Armstrong, President and CEO, we are pleased to confirm the essentials of our employment offer to you. Understand that this offer is contingent upon the results of all criminal, credit and driving checks submitted by Cosi, Inc. The following is a description of the terms of your employment. Please be advised that this is not a contract for employment.

      1. You agree to become an at-will employee of Cosi, Inc., in the position of Chief Financial Officer, starting on a date to be determined. You will be located in our Support Center located in the State of Illinois in the Chicago area.

      2. You will report to the President and Chief Executive Officer. Your start date will be July 26th, 2004. Please remember to bring your ID's and any necessary work authorization forms to fill out new hire paperwork.

      3. Your gross salary will be two hundred fifty thousand dollars and zero cents ($250,000) and will be paid in bi-weekly installments of nine thousand six hundred and fifteen dollars and thirty-eight cents ($9,615.38.)

      4. You are eligible to participate in the Company's annual bonus plan where you will have the ability to earn 40% of your base salary. Your pro-rated bonus for 2004 will be guaranteed.

      5. Upon commencing employment, you will receive an initial Stock Option Grant, granting you the right to purchase two hundred thousand (200,000) shares of Cosi Common Stock, at a price to be determined at the close of the day this agreement is executed pursuant to both the Cosi, Inc, Stock Incentive Plan and Stock Option Agreement. This initial sign-on option grant will have a vesting schedule as follows: 25% upon sign on, 25% vested after year 1, 25% after year 2, 25% after year 3. These options, and any others granted to you, shall vest and become immediately exercisable in full upon a Change of Control as defined in Appendix 1.

      6. Thereafter, you will have the opportunity to continually earn Cosi, Inc. stock options. As an employee of Cosi, Inc you will be entitled to participate in the Senior Executive Stock Option Program. Under the Cosi Senior Executive Stock Option Plan you will receive a Stock Option Grant, granting you the right to purchase two hundred forty five thousand (245,000) shares of Cosi Common Stock. This grant will be issued over three years at a rate of 50% year 1, 33% after year 2, and 17% after year 3. Each grant will vest over five years.

      7.    Cosi will provide a cell phone, Blackberry and laptop.

      8. Cosi will reimburse all business related travel expenses including meals, lodging, rental cars, etc. if such expenses occur.



Confidential                         Page 1                            7/13/2004
--------------------------------------------------------------------------------

      9. As an employee of Cosi, Inc, you also will be entitled to participate in our health benefits package. These benefits include medical, dental, vision, life and long term disability insurance. You may enroll the first day of the month following your date of hire. Participation in, and the terms of, our health care plan are subject to change without notice.

      10. In addition, you will be entitled to participate in the Company's 401(K) retirement plan. You may roll over any current accounts you have upon hire. Cosi, Inc will match your contributions at 25% up to 4% of your base salary. You may contact the People Department for more information regarding this plan.

      11. Your current position entitles you to 4 weeks paid vacation per annum (In accordance with the Cosi salaried partner vacation policy).

      12. To the best of your knowledge, you warrant that you are free to become an employee of Cosi, Inc. and to render services and perform duties and obligations accordingly, and that you do not have and will not have any agreements or commitments which would prevent or interfere in any way with the full performance of your services for, and duties and obligations to Cosi, Inc. Your existing board appointments are recognized. Any future board of director appointments need pre-approval by the CEO.

      13. You further understand that as a condition of your employment, you will be required to sign a confidentiality and non-compete agreement at the same time you execute this agreement.


Sincerely,



/s/ Gilbert Melott
Gilbert Melott
EVP Operations & People
Cosi Inc.

I accept the terms of this offer, as an employee at will of Cosi, Inc.


/s/ Cynthia Jamison
-----------------------------
Cindie Jamison (Print Name)


/s/ Cynthia Jamison
-----------------------------
Cindie Jamison (Signature)



-----------------
Date



Confidential                         Page 2                            7/13/2004
--------------------------------------------------------------------------------